Exhibit 5.7

March 15, 2013

Ruby Tuesday, Inc.

150 West Church Avenue

Maryville, Tennessee 37801

Re:	Indenture dated as of May 14, 2012 (the “Indenture”) by and among Ruby Tuesday, Inc., a Georgia corporation (the “Company”), 4721 RT of Pennsylvania, Inc. (the “Pennsylvania Guarantor”), the other parties to the Indenture as Guarantors (those entities, together with the Pennsylvania Guarantor, the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association (“Trustee”).

Ladies and Gentlemen:

We have acted as special counsel to the Pennsylvania Guarantor in connection with the transactions contemplated by the Indenture, specifically, the Company’s offer to exchange up to $238,500,000 aggregate principal amount of the Company’s 7 5/8 % Senior Notes due 2020 which have been registered under the Securities Act of 1933 (the “Notes”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) (such transaction, the “Transaction”).

Reviewed Documents

In our capacity as special counsel, we have examined the Indenture. All capitalized words used in this letter that are not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

In addition, we have also examined the following:

(a)	The Pennsylvania Guarantor’s Articles of Incorporation;

(b)	The Pennsylvania Guarantor’s bylaws;

(c)	The Written Consent in Lieu of Meeting of the Sole Shareholder of the Pennsylvania Guarantor dated as of January 24, 2013, approving the Articles of Incorporation and Bylaws and the election of Directors;

(d)	The Written Consent Action of the Sole Shareholder of the Pennsylvania Guarantor dated April 19, 2012 (the “Shareholder Authorizing Consent”);

March 15, 2013

(e)	The Written Consent in Lieu of Meeting of the Board of Directors of the Pennsylvania Guarantor dated January 28, 2013 (the “Authorizing Consent”);

(f)	The Written Consent in Lieu of Meeting of the Board of Directors of the Pennsylvania Guarantor dated January 28, 2013, approving the election of Officers;

(g)	Subsistence Certificate for the Pennsylvania Guarantor issued by the Commonwealth of Pennsylvania (the “State”) on March 12, 2013;

(h)	Incumbency and Signature Certificate of the Sole Shareholder dated as of January 28, 2013 (the “Shareholder Incumbency Certificate”);

(i)	Incumbency and Signature Certificate of the Pennsylvania Guarantor dated as of January 28, 2013 (the “Incumbency Certificate”);

(j)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, qualifications, limitations, exceptions and restrictions noted below.

We have not reviewed any documents other than the Indenture and the documents listed in paragraphs (a) through (j) above.

Opinions

Based solely upon the foregoing, and subject to the assumptions, qualifications, limitations, exceptions and restrictions hereinafter set forth, we are of the opinion that:

1. The Pennsylvania Guarantor is a corporation validly existing and presently subsisting under the laws of the Commonwealth of Pennsylvania.

2. The Pennsylvania Guarantor has the requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Indenture and to incur the obligations provided for therein.

3. The execution, delivery and performance of the Indenture has been duly authorized by all necessary corporate action on the part of the Pennsylvania Guarantor and the Pennsylvania Guarantor has duly executed the Indenture.

4. The execution and delivery by the Pennsylvania Guarantor of the Indenture and the performance by the Pennsylvania Guarantor of its obligations under the Indenture will not result in any violation of (a) the Pennsylvania Guarantor’s articles of incorporation or bylaws, or (b) any Pennsylvania statute or any published rule or regulation issued by any agency of the Commonwealth of Pennsylvania pursuant to any Pennsylvania statute.

5. Courts located in the Commonwealth of Pennsylvania should enforce the provisions of the Indenture stating that the laws of the State of New York will govern the interpretation and enforceability of the Indenture in an action brought in such court with respect to the Indenture.

March 15, 2013

Assumptions, Qualifications and Limitations

The opinions set forth in this letter are subject to the following assumptions, qualifications, limitations, exceptions and restrictions:

1. We have made the following assumptions:

(a) Each document submitted to us for review is accurate and complete; each such document submitted to us as an original is authentic; each such document submitted to us as a copy conforms to the original document.

(b) All signatures of the parties on the Indenture are genuine.

(c) Parties who are natural persons, and natural persons acting on a party’s behalf, have the requisite legal capacity.

(d) Each of the parties to the Indenture other than the Pennsylvania Guarantor (the “Other Parties”) has satisfied all legal requirements necessary to make the Indenture enforceable against it. Without limiting the generality of the foregoing, we have assumed that each of the Other Parties: (i) has legal existence; (ii) has taken all corporate or other action necessary to complete the transactions contemplated by the Indenture; (iii) has duly authorized, executed and delivered the Indenture; (iv) has the power to enter into the Indenture; (v) has satisfied the legal requirements that are applicable to it, to the extent necessary to make the Indenture enforceable against it, and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Pennsylvania Guarantor.

(e) The Trustee will (i) act in good faith in the exercise of any rights or enforcement of any remedies under the Indenture; and (ii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Indenture.

(f) The conduct of the parties to the Indenture have complied with any requirement of good faith, fair dealing and conscionability.

(g) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

2. We express no opinion with respect to the Company or any Guarantor other than the Pennsylvania Guarantor.

3. As to certain matters of fact material to the opinions expressed herein, we have relied upon the following, without independent verification: (a) representations of and information provided by the Pennsylvania Guarantor in the Indenture and the schedules to the Indenture; and (b) certificates of public officials.

4. The opinions expressed in this letter are limited by and subject to the effect of (a) Federal and state bankruptcy, insolvency, reorganization, receivership, rearrangement, liquidation, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally, and (b) general principles of equity, whether applied in a proceeding in equity or at law.

March 15, 2013

5. Without limiting the generality of the preceding section, we express no opinion regarding the enforceability of provisions relating to choice of law (except as stated in paragraph 5 of this opinion, subject to the assumptions, qualifications and limitations set forth herein) or choice of venue.

6. We express no opinion with respect to any of the following: (a) title to any real property, personal property or fixtures; or (b) the creation, perfection, or priority of any liens, encumbrances or security interests in real property, personal property or fixtures.

7. We have assumed that the State of New York has a substantial relationship to the Pennsylvania Guarantor and the other parties to the Indenture, and that there is a reasonable basis for the choice of New York laws as the laws governing interpretation and enforceability of the Indenture. The parties have chosen the laws of the State of New York to govern matters of interpretation and enforcement with respect to the Indenture. To the extent that any opinion relates to the enforceability of the choice of New York law, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2012) and N.Y. CPLR 327(b) (McKinney 2012) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We call to your attention that the choice of New York law on the basis of Section 5-1401 of the New York General Obligation Law is only relevant insofar as litigation is brought to enforce the Indenture in the courts of the State of New York and we have assumed that there is a basis for jurisdiction in such courts. We have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Indenture as stated therein is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under the Indenture is to be performed in any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

8. We have assumed that courts located in the Commonwealth of Pennsylvania would find, in an action brought in such court with respect to the Indenture, that application of the laws of the State of New York to the interpretation and enforceability of the Indenture, is not contrary to a fundamental public policy of the Commonwealth of Pennsylvania.

9. The opinions set forth in this letter:

(a) are limited to the law of the State and the Federal law of the United States of America, each to the extent applicable. We express no opinion as to the laws of any other jurisdiction or the effect thereof;

(b) are limited to those matters that are expressly set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly set forth in this letter;

(c) must be read in conjunction with the assumptions, qualifications, limitations, exceptions and restrictions set forth in this letter;

March 15, 2013

(d) are rendered as of the date of this letter, and we assume no obligation to update or supplement this opinion at any time or for any reason, including, without limitation, any changes in applicable law or changes of any facts or circumstances of which we become aware;

(e) are for the Company’s use in connection with the Transaction. Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them and this opinion may be filed as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Saul Ewing LLP